CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F of Cardero Resource Corp. (the “Company”) for the year ended October 31, 2004 of our report dated March 14, 2005, relating to the Company’s consolidated balance sheets as of October 31, 2004 and 2003 and the related consolidated statements of operations and cash flows for each of the years ended October 31, 2004, 2003 and 2002.

/s/Smythe Ratcliffe

Chartered Accountants

Vancouver, British Columbia, Canada

April 28, 2005